Pricing Supplement Addendum dated September 16, 2009
to Pricing Supplement dated April 9, 2009
to Prospectus Supplement dated April 9, 2009
and Prospectus dated April 2, 2009

Linked to the S&P Commodity Trends Indicator — Total Return
Due June 16, 2023

Issuer:	HSBC USA Inc.

CUSIP Number:	4042EP 602

Principal Amount of Securities:	$2,000,000

Public Offering Price:	$9.54 per Security.

Trade Date:	September 16, 2009.

Settlement Date:	September 21, 2009.

Agent:	HSBC Securities (USA) Inc., an affiliate of the Issuer.

Proceeds to Issuer:	100%.

Agent’s Discount and Commission:
0%.  For a further description of the fees and commissions payable pertaining to the Securities please see the section entitled “Supplemental Plan of Distribution” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the Securities. See “Risk Factors” beginning on page PS-10 of the accompanying pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum is truthful or complete. Any representation to the contrary is a criminal offense. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Amount To Be Registered	Maximum Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Elements Linked to the S&P Commodity Trends Indicator — Total Return, Due June 16, 2023	$2,000,000	95.40%	$1,908,000	$106.47
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

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